Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-4434, 333-67357, 333-107568 and 333-121756 on Form S-8 of our report dated March 14, 2007, relating to the consolidated financial statements of Rocky Brands, Inc. and subsidiaries for the year ended December 31, 2006 (which report expresses and unqualified opinion and includes an explanatory paragraph that, as discussed in Note 1, the Company changed the manner in which it records the funded status of its defined benefit pension effective December 31, 2006), and to the financial statement schedule for the year ended December 31, 2006 appearing in this Annual Report on Form 10-K of Rocky Brands, Inc. for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
March 3, 2009